Exhibit 99.2

Greif, Inc. Announces Highlights of 2017 Investor Day

Delaware, Ohio - Greif, Inc. (NYSE: GEF, GEF.B), a global industrial packaging solutions provider, today announced highlights of the Company’s 2017 Investor Day.
Highlights include:

•	A 2020 operating profit before special items range of $425 million - $465 million

•	A 2020 free cash flow range of $230 million - $270 million

•	The introduction of Greif’s “Path to Growth” plan, which highlights the process, strategy and acquisition priorities the Company has in place to profitability grow

•
Presentations by operational leaders about plans to further pursue customer service excellence; advance Greif’s value over volume focus; and further cement the Company’s focus on disciplined operational execution

Management also announced authorization by the Company’s Board of Directors to repurchase up to four million shares of Class A Common Stock or Class B Common Stock or any combination of the foregoing, but there are no immediate plans to execute open market transactions.
Greif’s Investor Day 2017 was webcasted and is available for replay on Greif’s website at http://investor.greif.com under the “events calendar” tab. For further information, please contact Greif’s investor relations department at the contact information listed below.

About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision to become the world’s best performing customer service company in industrial packaging. The Company produces steel, plastic, fibre, flexible, corrugated, and reconditioned containers, intermediate bulk containers, containerboard and packaging accessories, and provides filling, packaging and industrial packaging reconditioning services for a wide range of industries. Greif also manages timber properties in the southeastern United States. The Company is strategically positioned with production facilities in over 40 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

Forward-Looking Statements
This release contains certain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “aspiration,” “objective,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward looking statements are based on information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause events and the Company’s actual results to

Exhibit 99.2

differ materially from those expressed or implied. Please see the disclosure regarding forward-looking statements immediately preceding Part I of the Company’s Annual Report on the most recently filed Form 10-K. The Company assumes no obligation to update any forward-looking statements. No reconciliation of operating profit before special items and free cash flow, which are non-GAAP financial measures, is included in this release due to the high variability and difficulty in making accurate forecasts and projections of some of the excluded information and assumptions.

Investor Relations Contact:

Matt Eichmann
Vice President, Investor Relations and Corporate Communications
Matt.Eichmann@greif.com
(740) 549 6067

2